Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-239482 on Form N-2 of our report dated November 25, 2019, relating to the financial statements and financial highlights of DoubleLine Opportunistic Credit Fund appearing in the Annual Report on Form N-CSR of the DoubleLine Opportunistic Credit Fund for the year ended September 30, 2019, and to the inclusion of our report dated September 18, 2020, relating to the accompanying senior securities table that is included under the section “Financial Highlights” of DoubleLine Opportunistic Credit Fund appearing elsewhere in this registration statement, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

September 18, 2020